Exhibit 10.8

STOCK OPTION GRANT

Dear Mr. Kevin Pollack (“Optionee”),

Reference is hereby made to (i) the Stock Option Plan of Lightlake Therapeutics Inc. (the “Company”) effective December 15, 2010 (the “Stock Option Plan”), and (ii) the Executive Letter of Appointment dated November 26, 2012, between the Company and Kevin Pollack, Esq., amended on December 31, 2012, and further amended on December 31, 2013 (as amended, restated, or otherwise modified from time to time, the “Letter”). Capitalized terms utilized herein shall have the meanings ascribed to them in the Stock Option Plan unless otherwise defined herein.

Optionee has been granted options to purchase Common Stock of the Company (with each share of Common Stock of the Company, a “Share”) as follows:

Board Approval Date:	December 30, 2013

Date of Grant:	December 31, 2013

Exercise Price per Share:	US$0.06

Total Number of Shares Granted:	7,500,000

Total Exercise Price:	Cashless exercise as per the Letter

Type of Options:	Non-Qualified Stock Options

Expiration Date:	December 30, 2023

Termination Period:
These Options may be exercised for a period of ten (10) years from the Date of Grant.  Optionee is responsible for keeping track of these exercise periods following termination for any reason of his service relationship with the Company, it being understood that Optionee is entitled to all rights, including compensation and vesting rights, with respect to these Options, as set forth in the Letter.  The Company will not provide further notice of such periods.

Transferability:	These Options may not be transferred, except as permitted by applicable laws and regulations.

Restriction on Exercise:	None.

Vesting:	100% on December 31, 2013

Following receipt by the Company of evidence and/or an indemnity from the Optionee to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock

Exhibit 10.8

certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Options or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Subject to the restrictions and requirements of applicable law, these Options are exchangeable at any time for an equal aggregate number of options of different denominations, as reasonably requested by the Optionee surrendering the same, or in such denominations as may be requested by the Optionee (but not exceeding the number of Shares underlying the Options in these Options in the aggregate).  No service charge will be made for such registration or transfer, exchange or reissuance.

Shares issued to you upon exercise of these Options shall be registered under the Securities Act of 1933, as amended, and shall be freely transferrable. To the extent that the terms of the Stock Option Plan differ from the terms of this Notice of Stock Option Grant (the “Notice”), the terms of this Notice supersede the terms of the Stock Option Plan.

By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Options.

LIGHTLAKE THERAPEUTICS INC.

/s/ Kevin Pollack	/s/ Roger Crystal
Optionee	Roger Crystal, Chief Executive Officer